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                                                                      Exhibit 99


                              OPTICON MEDICAL, INC.
                            7001 Post Road, Suite 100
                                Dublin, OH 43016


                              FOR IMMEDIATE RELEASE

March 22, 2002

FOR FURTHER INFORMATION, CONTACT:
Beth Johnson
Opticon Medical, Inc.
(614)  336-2000

                  OPTICON MEDICAL FILES REORGANIZATION PETITION


DUBLIN, OHIO . . . . Opticon Medical, Inc. (OTC Bulletin Board: OPMI) announced today that as a result of the having exhausted its cash resources, the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Ohio, Eastern Division. Under Chapter 11, the Company will continue to operate under court protection from creditors while seeking to implement a plan of reorganization.


Glenn D. Brunner, President of Opticon Medical, also announced that the Company was in discussions with an investor group that may provide the Company with debtor in possession (DIP) financing, and is interested in purchasing some or all of the Company's assets. The proceeds of the DIP financing would be used to fund operations pending court approval for a plan of reorganization that may include, or be replaced by, the sale of the Company's assets. He noted, however, that there could be no assurance that such discussions would result in financing or other transactions that could constitute a plan of reorganization acceptable to the Company's creditors and shareholders.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this news release that relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to the risk that the Company may not successfully complete its bankruptcy reorganization and may be required to seek liquidation, as well as many other factors including, but not limited to, the Company's lack of revenues or cash flow from operations, continuing losses and accumulated deficit, immediate capital needs, uncertainty of capital funding, product development risks, uncertainty of regulatory approval and market acceptance, dependence on a single product, dependence on others for manufacturing, lack of marketing and sales support, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
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